As filed with the Securities and Exchange Commission on April 18, 2023

Registration No. 333-271003

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENDRA LIFE SCIENCES INC.
(Exact name of registrant as specified in its charter)

Delaware	3845	26-0579295
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3600 Green Court, Suite 350

Ann Arbor, MI 48105-1570

(734) 335-0468

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Francois Michelon

Chief Executive Officer

ENDRA Life Sciences Inc.

3600 Green Court, Suite 350

Ann Arbor, MI 48105

(734) 335-0468

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark R. Busch Coleman Wombwell K&L Gates LLP 300 South Tryon St., Suite 1000 Charlotte, NC 28202 (704) 331-7440	Stephen E. Older David S. Wolpa McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, NY 10020 (212) 548-2100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 (the “Securities Act”) or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 18, 2023

PRELIMINARY PROSPECTUS

3,000,000 Shares of Common Stock and

Warrants to Purchase up to 1,500,000 Shares of Common Stock

We are offering  3,000,000 shares of our common stock and warrants to purchase up to  1,500,000 shares of our common stock pursuant to this prospectus. The warrants are being offered and sold at the rate of one warrant to purchase one share for every two shares of common stock purchased in this offering. The public offering price for each set of two shares of common stock and accompanying warrant to purchase one share of common stock is $         per set of securities, yielding an effective price of $        per share and $       per warrant. Each warrant will have an exercise price of $          per share of common stock and will be immediately exercisable on the date of issuance. The warrants will expire five years after the date of issuance. See “Description of Securities We Are Offering” in this prospectus for additional information. We are also registering the offer and sale of an aggregate of up to 1,500,000 shares of our common stock issuable upon the exercise of the warrants (as well as any additional shares as may be issuable because of stock splits, stock dividends, stock distributions, and similar transactions).

The shares of common stock and the accompanying warrants can only be purchased together in this offering, but will be issued separately.

Our common stock trades on the Nasdaq Capital Market under the symbol “NDRA.” On April 17, 2023, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.92 per share. There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to apply for listing of the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited.

	Effective Price Per Share and Accompanying Warrant	Total
Public offering price(1)	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds to us, before expenses(3)	$	$

___________

(1) Based on a price of $       per set of two shares of common stock and one warrant to purchase one share of common stock.

(2) Does not include the reimbursement of certain expenses of the underwriter we have agreed to pay. We have also granted warrants to the underwriter in connection with this offering. Please see “Underwriting” beginning on page  23 for additional information regarding the total compensation to be received by the underwriter.

(3) The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the warrants being issued in this offering.

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We have granted the underwriter a 30-day option to purchase from us up to an additional  450,000 shares of common stock and additional warrants to purchase  225,000 shares of common stock, at the rate of one warrant to purchase one share for every two shares of common stock, at $       per set of securities, yielding an effective price of $      per share and $       per warrant, less the underwriting discount and commissions.  If the underwriter exercises this option in full, the total underwriting discounts and commissions payable will be $        and the total proceeds to us, before expenses, will be $      .

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully review and consider all of the information set forth in this prospectus and the documents incorporated by reference herein and therein, including the risks and uncertainties described under “Risk Factors” beginning on page 13 of this prospectus and the risk factors incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares and warrants on or about            , 2023.

Newbridge Securities Corporation

The date of this prospectus is           , 2023.

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ABOUT THIS PROSPECTUS

The registration statement we filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus and the documents incorporated by reference herein or any amendment thereto. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

We have not, and the underwriter has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or the documents incorporated by reference herein to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus or the documents incorporated by reference herein is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We are not, and the underwriter is not, making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

All trademarks, trade names and service marks appearing in this prospectus or the documents incorporated by reference herein are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, some trademarks, tradenames and service marks referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and trade names.

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FORWARD-LOOKING STATEMENTS

As used in this prospectus and the documents incorporated by reference herein, unless the context otherwise requires, the terms “we,” “us,” “our,” “ENDRA” and the “Company” refer to ENDRA Life Sciences Inc., a Delaware corporation, and its direct and indirect subsidiaries. This prospectus should be read in conjunction with our management’s discussion and analysis of financial condition and results of operations and our historical financial statements and related notes, each of which are incorporated by reference into this prospectus. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. All statements other than statements of historical facts included in this prospectus, including those regarding our strategies, prospects, financial condition, operations, costs, plans and objectives, are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expectations for revenues, cash flows and financial performance, the anticipated results of our development efforts and the timing for receipt of required regulatory approvals and product launches. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in, or implied by, the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our limited commercial experience, limited cash and history of losses; our ability to obtain adequate financing to fund our business operations in the future; our ability to achieve profitability; our ability to develop a commercially feasible application based on our Thermo-Acoustic Enhanced Ultrasound (“TAEUS”) technology; market acceptance of our technology; uncertainties associated with COVID-19 or future pandemics, including possible effects on our operations; the effect of macroeconomic conditions on our business; results of our human studies, which may be negative or inconclusive; our ability to find and maintain development partners; our reliance on third parties, collaborations, strategic alliances and licensing arrangements to complete our business strategy; the amount and nature of competition in our industry; our ability to protect our intellectual property; potential changes in the healthcare industry or third-party reimbursement practices; delays and changes in regulatory requirements, policy and guidelines including potential delays in submitting required regulatory applications for Food and Drug Administration (“FDA”) approval; our ability to obtain and maintain CE mark certification and secure required FDA and other governmental approvals for our TAEUS applications; our ability to comply with regulation by various federal, state, local and foreign governmental agencies and to maintain necessary regulatory clearances or approvals; and the other risks and uncertainties described in the Risk Factors in this prospectus and in our Annual Report on Form 10-K for the period ended December 31, 2022 (the “Annual Report”), as filed with the SEC on March 16, 2023 and in Part II, Item 1A, “Risk Factors,” of any subsequently filed Quarterly Reports on Forms 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information contained in other parts of this prospectus, including any applicable free writing prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page  13 and in the documents incorporated by reference herein and our financial statements and the related notes incorporated by reference herein, before deciding to invest in our common stock and warrants. As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company” and “ENDRA” refer to ENDRA Life Sciences Inc. and its subsidiaries.

Company Overview

We are developing a next-generation enhanced ultrasound technology platform—Thermo Acoustic Enhanced Ultrasound, or TAEUS® —for increasing the capabilities of clinical diagnostic ultrasound in order to broaden patient access to the safe diagnosis and treatment of a number of significant medical conditions in circumstances where expensive X-ray computed tomography (“CT”), magnetic resonance imaging (“MRI”) technology, or other diagnostic technologies such as surgical biopsy, are unavailable or impractical.

Our TAEUS technology uses radio frequency (“RF”) pulses to stimulate tissues, using a small fraction (less than 1%) of the amount of energy that would be transmitted into the body during an MRI scan. The use of RF energy allows our TAEUS technology to penetrate deep into tissue, enabling the imaging of human anatomy at depths equivalent to those of conventional ultrasound. The RF pulses are absorbed by tissue and converted into ultrasound signals, which are detected by an external ultrasound receiver and a digital acquisition system that is part of the TAEUS system. The detected ultrasound is processed into images and other forms of data using our proprietary software and algorithms and then displayed to complement conventional gray-scale ultrasound images. The TAEUS imaging concept is illustrated below:

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We believe that our TAEUS technology has the potential to add a number of new capabilities to conventional ultrasound and thereby enhance the utility of both existing and new ultrasound systems. Additionally, we believe that our technology can extend the use of ultrasound technology to indications and clinical situations that currently require the use of expensive CT or MRI imaging systems, where imaging is not practical using existing technology, or where other assessment tools such as surgical biopsy are required.

Our TAEUS platform is not intended to replace CT or MRI systems, both of which are versatile imaging technologies with capabilities and uses beyond the focus of our business. These systems, while versatile, are relatively expensive—a CT system can cost approximately $1 million and an MRI system can cost up to approximately $3 million. In addition, and in contrast to ultrasound systems, due to their limited number and the fact that they are usually fixed-in-place at major medical facilities, CT or MRI systems are frequently inaccessible to many patients. For example, CT or MRI systems are generally less accessible to primary care practices, rural clinics, economically developing markets, and patient bedsides.

Ultrasound systems are more broadly available to patients than either CT or MRI systems. There are an estimated 1.6 million diagnostic ultrasound systems globally in use today. The global diagnostic ultrasound device market is anticipated to expand at a CAGR of 4.07% from 2022 to 2030, according to Grand View Research. Ultrasound systems are relatively inexpensive compared to CT and MRI systems, as smaller portable ultrasound systems can cost as little as approximately $10,000 and the price of new cart-based ultrasound systems can range from approximately $75,000 to $200,000. These numbers include both portable and cart-based ultrasound systems, and cover all types of diagnostic ultrasound procedures, including systems intended for cardiology, prenatal and abdominal use. We do not currently intend to address cart-based ultrasound systems focused on applications in prenatal care, nor certain portable ultrasound applications such as emergency room medicine, where we believe our TAEUS technology may not substantially impact patient care. Accordingly, we estimate the addressable market for one or more of our current or future TAEUS applications as approximately 700,000 ultrasound systems currently in use throughout the world.

To demonstrate the capabilities of our TAEUS platform, we have conducted various internal ex-vivo laboratory experiments and limited internal in-vivo large animal studies. In our ex-vivo and in-vivo testing, we have demonstrated that the TAEUS platform has the following capabilities and potential clinical applications:

•	Tissue Composition: Our TAEUS technology enables ultrasound to distinguish fat from lean tissue. This capability would enable the use of TAEUS-enhanced ultrasound for the early identification, staging and monitoring of NAFLD, a precursor to NASH, liver fibrosis, cirrhosis and liver cancer.

•	Temperature Monitoring: Our TAEUS technology enables traditional ultrasound to visualize changes in tissue temperature, in real time. This capability would enable the use of TAEUS-enhanced ultrasound to guide thermoablative therapy, which uses heat or cold to affect tissue, such as in the treatment of cardiac atrial fibrillation, or removal of cancerous liver and kidney lesions, with greater accuracy, and perform cosmetology procedures such as lipolysis of abdominal fat.

•	Vascular Imaging: Our TAEUS technology has the potential to enable visualization of blood vessels from any angle, using only a saline solution contrasting agent, unlike Doppler ultrasound, which requires precise viewing angles. This capability would enable the use of TAEUS-enhanced ultrasound to assist in identifying arterial plaques or malformed vessels.

•	Tissue Perfusion: Our TAEUS technology has the potential to image blood flow at the capillary level in a region, organ or tissue. This capability could be used to assist physicians in characterizing abnormalities in tissue perfusion symptomatic of damaged tissue, such as internal bleeding from trauma, or diseased tissue, such as certain cancers.

The first TAEUS application we intend to commercialize is our NAFLD TAEUS application addressing liver tissue composition. Our initial target market for this application is the European Union (“EU”) and United Kingdom. In September 2019, we announced the completion and reported top-level findings of an initial healthy subject study and data collection of 50 subjects, which was included in our TAEUS liver device technical file submission for device CE mark. We received CE mark approval for our TAEUS FLIP (Fatty Liver Imaging Probe) application in March 2020. We have registered the product in each of our primary target European markets (i.e., Germany, France, and the United Kingdom).

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In June 2020, we submitted to the FDA our application under the Federal Food, Drug and Cosmetic Act (the “FD&C Act”) to sell our NAFLD TAEUS application in the United States under Section 510(k) of the FD&C Act. Following meetings with the FDA in connection with its review of our application, we determined that the 510(k) pathway was not the optimal option due to the novel nature of our TAEUS system and, in February 2022, announced that we would pursue the de novo pathway for FDA approval of our NAFLD TAEUS application. We are currently in the process of preparing a submission for the classification of our NAFLD TAEUS application as a Class II device under a de novo review. This de novo submission will include as support clinical data gathered from human studies comparing liver fat measurements by our TAEUS device to measurements by MRI-PDFF. We expect that the FDA’s grant of our initial de novo request will allow us to sell the NAFLD TAEUS application in the U.S. with general imaging claims. However, we will need to obtain additional FDA clearances to be able to make diagnostic claims for fatty tissue content determination. Accordingly, to support our commercialization efforts we expect that, following receipt of the FDA’s grant of our initial de novo request, we would submit one or more additional applications to the FDA, each of which would need to include additional clinical trial data, so that following receipt of the necessary clearances we may make those diagnostic claims. We believe these additional applications will be eligible for submission under Section 510(k) following the reclassification that would be established by the FDA’s grant of the anticipated de novo request for our NAFLD TAEUS device.

After required regulatory approvals, our TAEUS technology can be added as an accessory to existing, commercially available ultrasound systems, helping to improve clinical decision-making on the front lines of patient care, without requiring substantially new clinical workflows or large capital investments. We are also developing TAEUS for incorporation into new ultrasound systems manufactured by companies such as GE Healthcare, described more fully in our Annual Report on Form 10-K. Based on our design work and our understanding of the ultrasound accessory market, we intend to price our initial NAFLD TAEUS application at a price point approximating $35,000 to $55,000, which we believe should enable clinical purchasers to recoup their investment in less than one year by performing a relatively small number of additional ultrasound procedures.

Recent Financial Results

Below is a summary of certain preliminary estimates regarding our financial results for the quarter ended March 31, 2023. This preliminary financial information is based upon our estimates and is subject to completion of our financial closing procedures. Moreover, this preliminary financial information has been prepared solely on the basis of information that is currently available to, and that is the responsibility of, management. Our independent registered public accounting firm has not audited or reviewed, and does not express an opinion with respect to, this information. This preliminary financial information is not a comprehensive statement of our financial results for the quarter ended March 31, 2023, and remains subject to, among other things, the completion of our financial closing procedures, final adjustments, completion of our internal review and review by our independent registered public accounting firm of our financial statements for the quarter ended March 31, 2023.

We expect no revenue for the quarter ended March 31, 2023 and did not have revenue for the quarter ended March 31, 2022.

We expect to record a net loss of approximately $2.8 million for the quarter ended March 31, 2023, compared to a net loss of approximately $2.9 million for the quarter ended March 31, 2022.

As of March 31, 2023, we had total assets of approximately $6.7 million and working capital of approximately $4.3 million, including $2.4 million of cash and cash equivalents.

Risk Factors

Our business and this offering are subject to numerous risks and uncertainties of which you should be aware before making an investment decision. You should carefully consider the risks described in the section of this prospectus titled “Risk Factors” and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and in the other documents we file with the SEC, each of which are incorporated by reference in this prospectus. These risks include, but are not limited to, the following:

•	As an investor, you may lose all of your investment.

•	We expect we will need additional financing following this offering to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all.

•	Our common stock has been thinly traded and its trading price has fluctuated widely and is likely to continue to be volatile.

•	Because the public offering price of our common stock offered herein or issuable upon exercise of the warrants is substantially higher than the net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

•	Our management will have broad discretion over the use of the net proceeds from this offering, which we may not use effectively or in a manner with which you agree.

•	Stockholders may experience dilution of their ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

•	We have never declared or paid cash dividends on our common stock, and we do not anticipate paying dividends on our common stock in the foreseeable future.

•	If securities or industry analysts issue an adverse opinion regarding our stock, our stock price and trading volume could decline.

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•	There is no public market for the warrants.

•	A warrant does not entitle the holder to any rights as common stockholders until the holder exercises the warrant for shares of our common stock.

•	The warrants in this offering are speculative in nature.

General Company Information

We were incorporated in Delaware in July 2007. Our corporate headquarters is located at 3600 Green Court, Suite 350, Ann Arbor, Michigan 48105-1570. The telephone number of our principal executive office is (734) 335-0468. Our website can be accessed at www.endrainc.com. The information contained on, or that may be obtained from, our website is not, and shall not be deemed to be, a part of this prospectus.

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THE OFFERING

Common stock offered by us	3,000,000 shares of common stock.

Warrants offered by us

Warrants to purchase  1,500,000 shares of our common stock, at the rate of one warrant to purchase one share of common stock for every two shares of common stock purchased in this offering.  Warrants may only be exercisable for a whole number of shares of our common stock and, because the underwriter will allocate purchases by investors in round lots comprised of an even number of shares, no fractional shares or warrants to purchase fractional shares will be issued in this offering. Each warrant has an exercise price of $       per share. The warrants will be exercisable beginning on the date of issuance and expire on the fifth anniversary of the date of issuance.

Common stock outstanding after this offering	6,169,103 shares of common stock.(1)

Option to purchase additional securities

We have granted the underwriter a 30-day option to purchase from us up to  450,000 additional shares of our common stock and additional warrants to purchase up to  225,000 additional shares of common stock at the rate of one warrant to purchase one share for every two shares of common stock at a price of $       per set of securities, yielding an effective price of $       per share and $       per warrant, less the underwriting discount and commissions, to cover overallotments, if any.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $5.0 million, based on an assumed offering price per set of two shares of common stock and accompanying warrant of $3.85, yielding an effective price of $1.92 per share of common stock, which was the last reported sale price of our common stock on the Nasdaq Capital Market on April 17, 2023, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the warrants.

We intend to use the net proceeds from this offering for general corporate and working capital purposes, which may include funding product development, submission for regulatory approvals of our products, and commercialization activities. See “Use of Proceeds” for additional information.

Risk factors

Investing in our securities involves a high degree of risk. You should carefully consider the information under “Risk Factors” in this prospectus and the other risks identified in the documents included or incorporated by reference in this prospectus before deciding to invest in our common stock.

Lock-ups

We, our successors and all of our directors, officers and certain holders of more than 5.0% of our outstanding shares of common stock have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our shares of common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 90 days after the date of this prospectus, subject to certain exceptions, including an exception for us to resume sales under our existing at-the-market sales program after the passage of 30 days from the date of this prospectus. See “Underwriting” for more information.

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Purchases by officers and directors

Certain of our officers and directors have indicated an interest in purchasing an aggregate of approximately $30,000 of shares of common stock and accompanying warrants in this offering and on the same terms and conditions as other investors. However, because indications of interest are not binding agreements or commitments to purchase, the underwriter could determine to sell or not sell securities to these officers and directors, and such officers and directors could determine to purchase or not purchase securities in this offering.

Underwriter’s Warrants

The registration statement of which this prospectus is a part also registers the offer and sale of warrants exercisable for an aggregate of 210,000 shares of our common stock (241,500 shares in the event that the underwriter exercises its over-allotment option in full) and the shares issuable upon exercise thereof that we will issue to the underwriter as a portion of the underwriting compensation payable to the underwriter in connection with this offering. The warrants will be exercisable for a three year period commencing six months after the effective date of the registration statement of which this prospectus is a part at an exercise price equal to 125% of the public offering price of the common stock. Please see “Underwriting — Underwriter’s Warrants” for a description of these warrants.

Nasdaq Capital Market Symbol	“NDRA.”

(1) The number of shares of our common stock to be outstanding after this offering is based on 3,169,109 shares of common stock outstanding as of March 28, 2023 and excludes the following:

•	10,330 shares of common stock issuable upon the exercise of outstanding unregistered warrants as of March 28, 2023, at a weighted average exercise price of $25.01 per share;

•	8,126 shares of common stock issuable as of March 28, 2023 upon the conversion of outstanding shares of Series A Convertible Preferred Stock;

•	665,780 shares of common stock issuable as of March 28, 2023 upon the exercise of outstanding stock options issued pursuant to our 2016 Omnibus Incentive Plan (the “Incentive Plan”), at a weighted average exercise price of $20.18 per share; and

•	622,093 shares of common stock reserved for future issuance under our Incentive Plan as of March 28, 2023.

The number of shares above also assumes no exercise of the warrants sold to the investors in this offering and issued to the underwriter as compensation.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before purchasing our securities, you should read and consider carefully the following risk factors as well as the risk factors described under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for our most recent fiscal year (together with any material changes thereto contained in subsequent filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus, together with the other information contained in or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes. Each of these risk factors, either alone or taken together, could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. There may be additional risks that we do not presently know of or that we currently believe are immaterial, which could also impair our business and financial position. If any of the events described below were to occur, our financial condition, our ability to access capital resources, our results of operations and/or our future growth prospects could be materially and adversely affected and the market price of our common stock could decline. As a result, you could lose some or all of any investment you may make in our securities.

Risks Related to this Offering and Our Securities

As an investor, you may lose all of your investment.

Investing in our securities involves a high degree of risk. As an investor, you may never recoup all, or even part, of your investment and you may never realize any return on your investment. You must be prepared to lose all of your investment.

We expect we will need additional financing following this offering to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all.

As of March 31, 2023, on a preliminary, unaudited basis, we had total assets of approximately $6.7 million and working capital of approximately $4.3 million. As of March 31, 2023, on a preliminary, unaudited basis, our working capital included approximately $2.4 million of cash. We believe that the net proceeds of this offering, plus our cash on-hand as of the date of this prospectus, will be sufficient to fund our proposed operating plan for at least  seven months following the date of this prospectus. However, as of the date of this prospectus, we believe that we will need additional capital to fund our operations. We intend to seek additional funds through various financing sources, including additional sales of our equity securities, but there can be no guarantees that such funds will be available on commercially reasonable terms when we need them, if at all. If such financing is not available on satisfactory terms, we may be unable to further pursue our business plan and we may be unable to continue operations, in which case you may lose your entire investment.

Our common stock has been thinly traded and its trading price has fluctuated widely and is likely to continue to be volatile.

Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future. From January 1, 2022 through December 31, 2022, intra-day trading prices of shares of our common stock on the Nasdaq Capital Market fluctuated from a low of $3.16 to a high of $15.80 (as adjusted for our one-for-20 reverse stock split effective December 9, 2022), and may continue to fluctuate significantly in the future. The stock market in general and the market for healthcare technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may experience losses on their investment in our common stock.

Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including those listed in the “Risk Factors” section in our Annual Report on Form 10-K (together with any material changes thereto contained in subsequent filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), this “Risk Factors” section and other, unknown factors. Among numerous other factors, our stock price also may be affected by:

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●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	changes in financial or operational estimates or projections;

●	conditions in markets generally;

●	changes in the economic performance or market valuations of companies similar to ours; and

●	general economic or political conditions in the United States or elsewhere.

In particular, the market prices of healthcare technology companies like ours have been highly volatile due to factors, including, but not limited to:

●	any delay or failure to commercialize products acceptable to the market;

●	developments or disputes concerning our product’s intellectual property rights;

●	our or our competitors’ technological innovations;

●	changes in market valuations of similar companies;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or patents; and

●	failure to complete significant transactions or collaborate with vendors in manufacturing our product.

Any of these factors may result in large and sudden changes in the volume and trading price of our common stock. The stock market, generally, has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of shares of our common stock.

The daily trading volume of our common stock has historically been relatively low. If we are unable to develop and maintain a liquid market for our common stock, you may not be able to sell your common stock at prices you consider to be fair or at times that are convenient for you, or at all. This situation may be attributable to a number of factors, including but not limited to the fact that we are a development-stage company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investor community. In addition, investors may be risk averse to investments in development-stage companies. The low trading volume is outside of our control and may not increase or, if it increases, may not be maintained. In addition, following periods of volatility in the market price of a company’s securities, litigation has often been brought against that company and we may become the target of litigation as a result of price volatility. Litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have a material adverse effect on our business, results of operations and financial condition.

Because the public offering price of our common stock offered herein or issuable upon exercise of the warrants is substantially higher than the net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

Because the price per share of our common stock offered herein or issuable upon exercise of the warrants being offered is substantially higher than the net tangible book value per share of our common stock following this offering, you will suffer substantial dilution in the net tangible book value of the common stock offered herein or issuable upon exercise of the warrants in this offering. For more information, see “Dilution.”

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Our management will have broad discretion over the use of the net proceeds from this offering, which we may not use effectively or in a manner with which you agree.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Stockholders may experience dilution of their ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our current stockholders and investors in this offering. We are authorized to issue an aggregate of 80,000,000 shares of common stock and 10,000,000 shares of preferred stock. We may issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital-raising purposes, or for other business purposes. In addition, as of December 31, 2022, warrants and options to purchase 10,330 and 391,902, shares, respectively, of our common stock were outstanding and outstanding shares of Series A Convertible Preferred Stock were convertible into 8,126 shares of common stock. The future issuance of additional shares of our common stock may create downward pressure on the trading price of the common stock. We will need to raise additional capital in the near future to meet our working capital needs, and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with these capital-raising efforts, including at a price (or exercise prices) below the price you paid for your stock.

We have never declared or paid cash dividends on our common stock, and we do not anticipate paying dividends on our common stock in the foreseeable future.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of common stock. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders that our stock price will appreciate or that they will receive a positive return on their investment if and when they sell their shares.

If securities or industry analysts issue an adverse opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us adversely change their recommendation regarding our common stock, or provide more favorable relative recommendations about our competitors, the trading price of our common stock could decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price of our common stock or trading volume to decline.

There is no public market for the warrants.

There is no established public trading market for the warrants in this offering, and we do not expect a market to develop. In addition, the warrants are not listed, and we do not intend to apply for listing of the warrants, on any securities exchange or trading system. Without an active market, the liquidity of the warrants is limited, and investors may be unable to liquidate their investments in the warrants.

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A warrant does not entitle the holder to any rights as common stockholders until the holder exercises the warrant for shares of our common stock.

Until you acquire shares of our common stock upon exercise of your warrants, the warrants will not provide you any rights as a common stockholder. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs on or after the exercise date.

The warrants in this offering are speculative in nature.

The warrants in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price during a fixed period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire common stock and pay an exercise price of $       per share of common stock. The warrants will be exercisable beginning on the date of issuance and expire on the fifth anniversary of the date of issuance.

Moreover, following this offering, the market value of the warrants, if any, is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their imputed offering price. There can also be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants and, consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

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USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $5.0 million from this offering, or approximately $5.8  million if the underwriter exercises its over-allotment option in full, in each case after deducting the underwriting discount and estimated offering expenses payable by us, based on an assumed public offering price per set of two shares of common stock and accompanying warrant of $3.85, yielding an effective price of $1.92 per share of common stock, which was the last reported sale price of common stock on the Nasdaq Capital Market on  April 17, 2023, and $0.01 per warrant.

We intend to use the net proceeds of this offering for working capital and other general corporate purposes, which may include funding product development, submission for regulatory approvals of our products, and commercialization activities. We have not yet determined the amount of net proceeds to be used specifically for any particular purposes or the timing of these expenditures. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Pending our use of the net proceeds from this offering, we intend to maintain the net proceeds as cash deposits or cash management instruments, such as U.S. government securities or money market mutual funds.

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DILUTION

If you invest in our common stock and warrants in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of common stock and the as adjusted net tangible book value per share of common stock after this offering.

As of December 31, 2022, our net tangible book value was $7.2 million, or $2.27 per share. Our net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding as of December 31, 2022. While you may experience accretion based on an assumed offering price of $3.85 per set of securities, yielding an effective price of $1.92 per share of common stock, which is the last reported sale price on the Nasdaq Capital Market on April 17, 2023, and $0.01 per warrant, if you purchase shares of our common stock at a price that is above the net tangible book value per share, you will experience immediate dilution.

After giving further effect to our sale in this offering of  3,000,000 shares of common stock and 1,500,000 accompanying warrants at an assumed public offering price per set of two shares of common stock and accompanying warrant to purchase one share of common stock of $3.85 per set of securities, yielding an effective price of $1.92 per share of common stock, which was the last reported sale price of common stock on the Nasdaq Capital Market on  April 17, 2023, and $0.01 per warrant, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and without giving effect to the exercise of the warrants issued in this offering, our as adjusted net tangible book value as of December 31, 2022 would have been $12.2 million, or $1.98 per share. This represents an immediate decrease in net tangible book value of $0.29  per share to our existing stockholders and an immediate accretion in as adjusted net tangible book value of $0.06 per share to investors purchasing shares of common stock and accompanying warrants in this offering.

The following table illustrates this accretion on a per share basis:

Assumed public offering price per share of common stock		$1.92
Net tangible book value per share as of December 31, 2022	$2.27
Decrease in net tangible book value per share attributable to investors purchasing in this offering	(0.29)
As adjusted net tangible book value per share as of December 31, 2022 after this offering		$1.98
Accretion per share to new investors purchasing in this offering		$0.06

If the underwriter exercises its option to purchase additional shares of our common stock and warrants in full, at an assumed public offering price per set of two shares of common stock and accompanying warrant to purchase one share of common stock of $3.85  per set of securities, yielding an effective price of $1.92 per share of common stock, which was the last reported sale price of common stock on the Nasdaq Capital Market on  April 17, 2023, and $0.01 per warrant, the adjusted tangible book value after this offering would be $1.97 per share, the decrease in net tangible book value would be $0.30 per share and the accretion to new investors would be $0.05 per share.

The number of shares in the table above are based on 3,169,103 shares of our common stock outstanding as of December 31, 2022 and does not include:

•	10,330 shares of common stock issuable upon the exercise of outstanding unregistered warrants as of December 31, 2022, at a weighted average exercise price of $25.01 per share;

•	8,126 shares of common stock issuable as of December 31, 2022 upon the conversion of outstanding shares of Series A Convertible Preferred Stock;

•	391,902 shares of common stock issuable as of December 31, 2022 upon the exercise of outstanding stock options issued pursuant to our Incentive Plan, at a weighted average exercise price of $31.47 per share; and

•	28,006 shares of common stock reserved for future issuance under our Incentive Plan as of December 31, 2022.

The number of shares in the table above also assumes no exercise of the warrants sold to the investors in this offering and issued to the underwriter as compensation.

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DESCRIPTION OF SECURITIES

The following summary description of our common stock is based on the provisions of our Fourth Amended and Restated Certificate of Incorporation, as amended, our Amended and Restated Bylaws, and the applicable provisions of Delaware law. This description may not contain all of the information that is important to you and is subject to, and is qualified in its entirety by reference to, our charter, our bylaws and the applicable provisions of Delaware law. For information on how to obtain copies of our certificate of Incorporation and Bylaws, see “Where You Can Find More Information.”

We are offering 3,000,000 shares of common stock, together with warrants to purchase up to 1,500,000 shares of common stock. Each warrant has an exercise price of $       per share.

Common Stock

The following summary description of our common stock is based on the provisions of our certificate of incorporation and bylaws, and the applicable provisions of the General Corporation Law of the State of Delaware. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”) and the General Corporation Law of the State of Delaware. For information on how to obtain copies of our Certificate of Incorporation and Bylaws, see the discussion below under the heading “Where You Can Find More Information.”

We may offer our common stock issuable upon the conversion of debt securities or preferred stock and upon the exercise of warrants.

Authorized Capital

We currently have authority to issue 80,000,000 shares of our common stock, par value of $0.0001 per share. As of March 28, 2023, 3,169,109 shares of our common stock were issued and outstanding, held of record by 22  stockholders. Our authorized but unissued shares of common stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Voting Rights

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name.  No holder of common stock is entitled to cumulate votes in voting for directors.

Dividend and Liquidation Rights

The holders of outstanding shares of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The shares of our common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any of our securities. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities.  All of the outstanding shares of our common stock are fully paid and non-assessable.

We have never paid any cash dividends on our common stock.

Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “NDRA.”

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Description of Warrants

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

The warrants issued in this offering entitle the registered holders to purchase common stock at $       per share, subject to adjustment as discussed below, immediately following the issuance of such warrants and terminating at 5:00 p.m., New York City time, on the fifth anniversary after the closing of this offering.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at prices below its exercise price.

Exercisability

The warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to the warrant agent a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise.

Each warrant entitles the holder thereof to purchase one share of common stock. Pursuant to the warrant and the warrant agency agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. No warrants exercisable for a fractional share will be issued in this offering. Accordingly, unless you purchase at least two shares of common stock, you will not be able to receive a warrant. However, we expect that the underwriter of this offering will allocate purchases by investors in round lots comprised of an even number of shares, and that, accordingly, there will be no warrants exercisable for fractional shares issued. Unless otherwise specified in the warrant, the holder will not have the right to exercise the warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or 9.99% at the holder’s election) of the number of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Redemption

Beginning on the one-year anniversary of the close of the offering, all outstanding warrants offered hereby may be redeemed at the option of the Company, in whole or in part on a pro-rata basis, at the redemption price of $0.025 per warrant, by giving not less than 30 days’ prior notice to the warrant holders, which notice may not be given before, but may be given at any time after the date on which (i) the closing price of the Company’s common stock on the principal exchange on which it is then traded has equaled or exceeded $     for ten consecutive trading days and (ii) the daily trading volume of the Common Stock on the Company’s primary trading market has exceeded  80,000 shares on each of such ten (10) trading days.

Warrant Agent; Global Certificate

The Warrants will be issued in registered form under a warrant agency agreement between a warrant agent and us. The warrants will initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. VStock Transfer, LLC is acting as warrant agent for the warrants.

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Adjustments; Fundamental Transaction

The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our shares of common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which shares of our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares (each, a “Fundamental Transaction”), then following such Fundamental Transaction the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such Fundamental Transaction. Any successor to us or surviving entity will assume the obligations under the warrants.

Exchange Listing

We do not plan to apply to list the warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Rights as a Stockholder

Except by virtue of such holder’s ownership of our common stock, the holder of a warrant does not have rights or privileges of a stockholder, including any voting rights, until the holder exercises such warrant.

Anti-Takeover Provisions

The provisions of Delaware law, the Certificate of Incorporation and the Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

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In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Section 203 generally defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Certificate of Incorporation and Bylaw Provisions

The Certificate of Incorporation and the Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of us. Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock. One of the effects of the existence of authorized but unissued common stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Cumulative Voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Vacancies. Our Certificate of Incorporation provides that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Stockholders. A special meeting of stockholders may only be called by the Chairman of the board of directors, the President, the Chief Executive Officer, or the board of directors at any time and for any purpose or purposes as shall be stated in the notice of the meeting, or by request of the holders of record of at least 20% of the outstanding shares of common stock. This provision could prevent stockholders from calling a special meeting because, unless certain significant stockholders were to join with them, they might not obtain the percentage necessary to request the meeting. Therefore, stockholders holding less than 20% of the issued and outstanding common stock, without the assistance of management, may be unable to propose a vote on any transaction that would delay, defer or prevent a change of control, even if the transaction were in the best interests of our stockholders.

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UNDERWRITING

Newbridge Securities Corporation (“Newbridge” or the “underwriter”) is acting as sole underwriter of this offering. We entered into an underwriting agreement with Newbridge with respect to the securities subject to this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, the number of shares of common stock and accompanying warrants shown  in the table below:

Underwriter	Number of shares	Number of warrants
Newbridge Securities Corporation	3,000,000	1,500,000
Total	3,000,000	1,500,000

The underwriting agreement provides that the obligations of the underwriter to purchase the shares and warrants included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriting agreement provides that the underwriter will purchase all of the shares of common stock and accompanying warrants if any of them are purchased.

Shares of our common stock and the accompanying warrants sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus. In addition, the underwriter may offer some of the securities to other securities dealers at such price less a concession of $              per set of securities. After the initial offering of the shares of common stock and accompanying warrants, the public offering price or any other term of the offering may be changed by the underwriter.

Certain of our officers and directors have indicated an interest in purchasing an aggregate of approximately $30,000 of shares of common stock and accompanying warrants in this offering and on the same terms and conditions as other investors. However, because indications of interest are not binding agreements or commitments to purchase, the underwriter could determine to sell or not sell securities to these officers and directors, and such officers and directors could determine to purchase or not purchase securities in this offering.

Underwriting discounts and commissions

We are offering  3,000,000 shares of our common stock and warrants to purchase up to 1,500,000 shares of our common stock pursuant to this prospectus. The warrants are being offered and sold at the rate of one warrant to purchase one share for every two shares of common stock purchased in this offering. The following table shows the effective public offering price per share of common stock and accompanying warrant and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us.

	Effective Price Per Share and accompanying Warrant	Total Without Option	Total With Option
Public offering price(1)	$	$	$
Underwriting discounts and commissions payable by us, before expenses, to us(2)	$	$	$
Proceeds, before expenses, to us(3)	$	$	$

(1) Based on a price of $       per set of two shares of common stock and one warrant to purchase one share of common stock.

(2)The underwriting discount is 7.0% of the gross proceeds received from the sale of securities to all purchasers in the offering.

(3) The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the warrants being issued in this offering.

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Over-Allotment Option

In addition to the discount set forth in the above table, we have granted the underwriter a 30-day option to purchase from us up to an additional 450,000 shares of common stock and additional warrants to purchase  225,000 shares of common stock at the rate of one warrant to purchase one share for every two shares of common stock at $       per set of securities, yielding an effective price of $       per share and $       per warrant, less the underwriting discount and commissions.  If the underwriter exercises this option in full, the total underwriting discounts and commissions payable will be $       and the total proceeds to us, before expenses, will be $      . The underwriter may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of our common stock and warrants are purchased pursuant to the over-allotment option, the underwriter will offer these additional shares of our common stock and warrants on the same terms as those on which the other shares of common stock and warrants are being offered hereby.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

Underwriter’s Warrants

Upon the closing of this offering, we have agreed to issue to Newbridge, or its designees, warrants (the “underwriter’s warrants”) to purchase a number of shares of common stock equal to an aggregate of 7% of the total shares sold in this public offering. The underwriter’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share of common stock sold in this offering. The underwriter’s warrants are exercisable at any time and from time to time, in whole or in part, during the three year period commencing six months after the effective date of the registration statement related to this offering.

The underwriter’s warrants and the shares of common stock underlying the underwriter’s warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. Neither Newbridge or its permitted assignees under such rule, may sell, transfer, assign, pledge, or hypothecate the underwriter’s warrants or the securities underlying the underwriter’s warrants, nor will Newbridge engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the underwriter’s warrants or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the underwriter’s warrants may not be sold, transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in this offering and their bona fide officers or partners. The underwriter’s warrants will provide for adjustment in the number and price of the underwriter’s warrants and the shares of common stock underlying such underwriter’s warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Lock-Ups

Our officers, directors and certain holders of more than 5.0% of our outstanding shares of common stock have agreed that, for a period of 90 days from the date of this prospectus, they will not, subject to certain exceptions, offer, pledge, sell, contract to sell, sell any option, right or warrant to purchase, lend or otherwise transfer or dispose, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock without the prior written consent of Newbridge. Additionally, we have also agreed that, for a period of 90 days from the date of this prospectus, we will not, subject to certain exceptions, offer, pledge, sell, contract to sell, sell any option, right or warrant to purchase, lend or otherwise transfer or dispose, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock without the prior written consent of Newbridge, except that we may sell shares under our existing at-the-market offering program with Ascendiant Capital Markets, LLC after 30 days from the date of this prospectus. Newbridge, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Nasdaq Capital Market Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “NDRA.” There is no established trading market for the warrants, and we do not expect a trading market to develop. We do not intend to list the warrants on the Nasdaq Capital Market or on any national securities exchange or nationally recognized trading system. Without a trading market, the liquidity of the warrants will be extremely limited.

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Expenses and Reimbursements

We estimate that our portion of the total expenses of this offering will be approximately $350,000, which includes the fees and expenses for which we have agreed to reimburse the underwriter, including the fees and disbursements of counsel for the underwriter, in connection with the offering in an amount not to exceed $100,000.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of shares of common stock in this offering is complete, SEC rules may limit the ability of the underwriter to bid for and purchase shares of our common stock. As an exception to these rules, underwriters are permitted to engage in certain transactions which stabilize the price of the shares of common stock, which may include short sales, covering transactions and stabilizing transactions. Short sales involve sales of shares of common stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a short position. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of common stock from us in the offering. An underwriter may close out any covered short position by either exercising its option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriter will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the share price at which the underwriter may purchase through its option to purchase additional shares. “Naked” short sales are any sales in excess of such option. The underwriter must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriter may also impose a penalty bid. This occurs when a particular underwriter repays to another underwriter a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on our shares of common stock. Any of these activities may have the effect of preventing or retarding a decline in the market price of our shares of common stock. They may also cause the price of the shares of common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. If an underwriter commences any of these transactions, it may discontinue them at any time without notice.

We expect that delivery of the shares will be made to investors on or about               , 2023 (such settlement being referred to as “T+2”).

Electronic Distribution

In connection with the offering, the underwriter or any securities dealers may distribute prospectuses by electronic means, such as e-mail.

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Other Relationships

The underwriter is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business for which it may receive customary fees and reimbursement of expenses. In the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock or accompanying warrants, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of common stock and accompanying warrants may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with our common stock and accompanying warrants may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The underwriter may arrange to sell the common stock and accompanying warrants offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

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LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Charlotte, North Carolina. McGuireWoods LLP is acting as counsel for the underwriter in connection with this offering.

EXPERTS

RBSM LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on RBSM LLP’S report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC.

Our website address is www.endrainc.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. We have included our website address as an inactive textual reference only.

This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith or the documents incorporated by reference herein. For further information about us and the common stock, pre-funded warrants and warrants offered hereby, we refer you to the registration statement and the exhibits filed thereto and to the documents incorporated by reference herein. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement or to a document incorporated by reference herein are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement or a document incorporated by reference herein. You may inspect a copy of the registration statement at the SEC’s website, as provided above.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report and performance graph or any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

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This prospectus incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement or after the date of this prospectus and prior to the termination of the offering of all of the securities covered hereby, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

ENDRA Life Sciences Inc.

3600 Green Court, Suite 350

Ann Arbor, Michigan 48105

Telephone: (734) 335-0468

Exhibits to the filings will not be sent unless those exhibits have been specifically incorporated by reference in this prospectus.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following (other than the fees of the SEC and the Financial Industry Regulatory Authority (“FINRA”)) are estimates of the expenses that the registrant may incur in connection with the offering and sale of the securities being registered hereby. All such expenses are to be paid by the registrant.

SEC registration fee	1,102
FINRA filing fee	2,000
Accounting fees and expenses	50,000
Legal fees and expenses	185,000
Printing expenses	5,000
Transfer agent fees and expenses	5,000
Miscellaneous	1,898
Total	350,000

Item 14.	Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the Fourth Amended and Restated Certificate of Incorporation of ENDRA Life Sciences Inc., a Delaware corporation.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

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Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s Certificate of Incorporation provides for this limitation of liability. Article NINTH of our Fourth Amended and Restated Certificate of Incorporation states that our directors shall not be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

Article EIGHTH of our Fourth Amended and Restated Certificate of Incorporation provides that we shall indemnify (and advance expenses to) our officers and directors to the full extent permitted by the DGCL.

All of the Company’s directors and officers are covered by insurance policies maintained by the Company against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. Such insurance also insures us against losses which we may incur in indemnifying our officers and directors.

As permitted by the DGCL, we have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify them against various actions including, but not limited to, third-party actions where such director or executive officer, by reason of his or her corporate status, is a party or is threatened to be made a party to an action, or by reason of anything done or not done by such director in any such capacity. We indemnify directors and executive officers against all costs, judgments, penalties, fines, liabilities, amounts paid in settlement by or on behalf of such directors or executive officers and for any expenses actually and reasonably incurred by such directors or executive officers in connection with such action, if such directors or executive officers acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. We also intend to advance to our directors and executive officers expenses (including attorney’s fees) incurred by or on behalf of such directors and executive officers in advance of the final disposition of any action after our receipt of a statement or statements from directors or executive officers requesting such payment or payments from time to time, provided that such statement or statements are preceded or accompanied by a written undertaking, by or on behalf of such directors or executive officers, to repay such amount if it shall ultimately be determined that they are not entitled to be indemnified against such expenses by us.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification or advancement of expenses, including, among others, provisions about submitting a written request to us that includes such documentation and information as is reasonably available to the director or executive officer and is reasonably necessary to determine entitlement to indemnification and provisions.

Item 15.	Recent Sales of Unregistered Securities.

None.

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Item 16.	Exhibits and Financial Statements Schedules

(a) Exhibits

Exhibit No.	Description
1.1 †	Form of Underwriting Agreement
3.1	Fourth Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 12, 2017).
3.2

Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 8, 2022).

3.3

Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-1 (File No. 333-214724), as amended, originally filed on December 6, 2016).

4.1

Specimen Certificate representing shares of common stock of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-214724), originally filed on November 21, 2016).

4.2†	Form of Warrant
4.3*	Form of Underwriter’s Warrant
4.4†	Form of Warrant Agency Agreement
4.5	Description of Securities (incorporated by reference to Exhibit 4.12 to the Company’s Annual Report on Form 10-K filed on March 30, 2022).
5.1*	Opinion of K&L Gates LLP
10.1+

ENDRA Life Sciences Inc. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-214724), as amended, originally filed on December 6, 2016).

10.2+	First Amendment to ENDRA Life Sciences Inc. 2016 Omnibus Incentive Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement filed on May 10, 2018).
10.3+

Form of Stock Option Award under 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-214724), as amended, originally filed on December 6, 2016).

10.4+

Form of Restricted Stock Unit Award under 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-214724), as amended, originally filed on December 6, 2016).

10.5+	Non-Employee Director Compensation Policy, effective April 9, 2020 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2020).
10.6+	Non-Employee Director Compensation Policy, effective January 30, 2023 (incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K filed on March 16, 2023).
10.7+

Form of Indemnification Agreement by and between the Company and each of its directors and executive officers (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-214724), originally filed on November 21, 2016).

10.8+

Amended and Restated Employment Agreement, dated May 12, 2017, by and between the Company and Francois Michelon (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 12, 2017).

10.9+

First Amendment to Employment Agreement, dated December 27, 2019, by and between the Company and Francois Michelon (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 27, 2019).

10.10+

Amended and Restated Employment Agreement, dated May 12, 2017, by and between the Company and Michael Thornton (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 12, 2017).

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10.11+

First Amendment to Employment Agreement, dated December 27, 2019, by and between the Company and Michael Thornton (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 27, 2019).

10.12

Collaborative Research Agreement, dated April 22, 2016, by and between the Company and General Electric Company (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (File No. 333-214724), originally filed on November 21, 2016).

10.13

Amendment to Collaborative Research Agreement, dated April 21, 2017, by and between the Company and General Electric Company (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1 (File No. 333-214724), as amended, originally filed on May 3, 2017).

10.14

Amendment 2 to Collaborative Research Agreement, dated January 30, 2018, by and between the Company and General Electric Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 30, 2018).

10.15

Amendment 3 to Collaborative Research Agreement, dated January 13, 2020, by and between the Company and General Electric Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 15, 2020).

10.16

Amendment 4 to Collaborative Research Agreement, dated December 16, 2020, by and between the Company and General Electric Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 21, 2020).

10.17

Amendment 5 to Collaborative Research Agreement, dated December 16, 2022, by and between the Company and General Electric Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 19, 2022).

10.18

Gross Lease, dated January 1, 2015, between the Company and Green Court LLC (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 (File No. 333-214724), originally filed on November 21, 2016).

10.19

Amendment to Gross Lease, dated October 10, 2017, by and between the Company and Green Court LLC (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2018).

10.20

Second Amendment to Lease, dated March 15, 2021, by and between the Company and Green Court LLC (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed on March 25, 2021).

10.21

Consulting Agreement, dated October 31, 2017, by and between the Company and StarFish Product Engineering, Inc. (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed on March 20, 2018).

10.22+

Employment Agreement, dated April 20, 2019, by and between the Company and Renaud Maloberti (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on August 8, 2019).

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company's Annual Report on Form 10-K filed on March 30, 2022).
23.1*	Consent of RBSM LLP, Independent Registered Public Accounting Firm
23.2*	Consent of K&L Gates LLP (included in Exhibit 5.1)
24.1†	Powers of Attorney (included on the signature page)
107*	Filing Fee Table

* Filed herewith.

† Previously filed.

+ Indicates management compensatory plan, contract or arrangement.

 (b) Financial Statement Schedules

All financial statement schedules have been omitted because they are not required or because the required information is given in the financial statements or notes to those statements

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(b) The undersigned registrant hereby undertakes that:

(i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii) for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on April 18, 2023.

ENDRA LIFE SCIENCES INC.

By:	/s/ Francois Michelon
Francois Michelon
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Francois Michelon	Chief Executive Officer and Director (Principal Executive Officer)	April 18, 2023
Francois Michelon

/s/ Irina Pestrikova	Senior Director, Finance (Principal Financial and Accounting Officer)	April 18, 2023
Irina Pestrikova

*	Director	April 18, 2023
Louis J. Basenese

*	Director	April 18, 2023
Anthony DiGiandomenico

*	Director	April 18, 2023
Michael Harsh

*	Director	April 18, 2023
Alexander Tokman

* By:	/s/ Francois Michelon
Francois Michelon
Attorney-in-Fact

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